Exhibit 99.1

IMMEDIATE

Dana Incorporated Announces Leadership Change

for its Light Vehicle Drive Systems Business

MAUMEE, Ohio, June 28, 2021 – Dana Incorporated (NYSE: DAN) today announced a leadership change for its Light Vehicle Drive Systems business.

Industry veteran Byron Foster, who most recently served as Dana’s senior vice president and chief commercial, marketing, and communications officer, will succeed Bob Pyle as president, Light Vehicle Drive Systems. Mr. Pyle announced that he will be leaving Dana, effective July 9, to accept a CEO position outside the mobility industry.

Mr. Foster previously served in senior executive roles at Johnson Controls, Inc., and Adient plc for more than two decades.

“Byron’s tremendous commercial and operational experience, coupled with his commitment to customer centricity, make him an ideal fit to lead our Light Vehicle business,” said James Kamsickas, Dana chairman and CEO. “I’d like to thank Bob for his leadership and service to Dana as he helps to ensure a smooth transition.”

Mr. Foster earned a Bachelor of Business Administration degree from the University of Michigan and a Master of Business Administration degree from Northwestern University.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions for all mobility markets across the globe. The company’s conventional and clean-energy solutions support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on its people, which has earned it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine. Learn more at dana.com.

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Media Contact:	Jeff Cole +1-419-887-3535 jeff.cole@dana.com

Investor Contact:	Craig Barber +1-419-887-5166 craig.barber@dana.com